Delisting Determination, The Nasdaq Stock Market, LLC, June 28, 2024, Goal Acquisitions Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Goal Acquisitions Corp., effective at the opening of the trading session on July 8, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2,.
The Company was notified of the Staff determination on February 12, 2024. On February 20, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 1, 2024, the Company received an additional delist determination letter pursuant to Listing Rules 5550(a)(4), 5550(b)(2), and 5550(b)(3).
On April 23, 2024, the Company received an additional delist determination letter pursuant to Listing Rule 5250(f)
On May 7, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed in the Exchange.
The Company securities were suspended on May 23, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on June 21, 2024.